As filed with the Securities and Exchange Commission May 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York	16-0393470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Riverfront Plaza

Corning, New York 14831

(Address of principal executive offices)

2019 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Linda E. Jolly

Vice President and Corporate Secretary

One Riverfront Plaza

Corning Incorporated

Corning, New York 14831

(607) 974-9000

jollyle@corning.com

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $.50 per share	1,500,000 shares(1)	$31.88(2)	$47,820,000(2)	$5,795.78

(1)

Includes shares issuable as awards of restricted stock, rights to acquire stock and options to purchase stock. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock which become issuable under the 2019 Equity Plan for Non-Employee Directors by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely to calculate the registration fee pursuant to Rule 457(h) of the Securities Act. The offering price per share and aggregate offering price are calculated based upon the average of the high and low prices of the common stock of Corning Incorporated (the “Registrant”) on May 3, 2019, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed for the purpose of registering 1,500,000 shares of common stock, par value $0.50 per share (“Common Stock”), of Corning Incorporated (the “Registrant”) issuable as awards of shares of Common Stock, rights to acquire Common Stock or options to purchase Common Stock issued to eligible non-employee directors under the Corning Incorporated 2019 Equity Plan for Non-Employee Directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating non-employee directors as specified by the Securities and Exchange Commission (the “Commission”) in Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 10, 2019;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 3, 2019;

3.	Current Reports on Form 8-K filed on January 29, 2019, April 30, 2019 and May 3, 2019; and

4.	the description of Common Stock contained in Registrant’s Registration Statement on Form S-3, No. 333-222158, filed with the Commission on December 19, 2017.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable

Item 5. Interests of Named Experts and Counsel

Linda Jolly, who is issuing the opinion of counsel on the legality of the Registrant’s Common Stock offered hereby, is Vice President and Corporate Secretary of the Registrant. Ms. Jolly owns a de minimis number of shares of and other interests in the Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers

Sections 722 and 723 of the Business Corporation Law of the State of New York (the “BCL”) provide that a corporation may indemnify its current and former directors and officers under certain circumstances. Section 8.4 of the Registrant’s By-Laws provides that the Registrant shall indemnify each director and officer against all actual and reasonable costs and expenses incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of his being or having been a director or officer of the Registrant to the full extent permitted by, and consistent with, the BCL. The Registrant maintains policies of insurance with respect to its indemnification obligations.

Section 402(b) of the BCL provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for any breach of duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Paragraph 6 of the Registrant’s Restated Certificate of Incorporation contains such a provision.

For the undertaking in relation to indemnification, please see Item 9 below.

Item 7. Exemption From Registration Claimed

Not Applicable

Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Corning Incorporated 2019 Equity Plan for Non-Employee Directors*

4.2	Restated Certificate of Incorporation of Corning Incorporated, dated April 27, 2012, filed with the Secretary of State of the State of New York on April 27, 2012 (Incorporated by reference to Exhibit 3(i) 1 of Corning’s Form 8-K filed on May 1, 2012).

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of Corning Incorporated, dated January 14, 2014, filed with the Secretary of State of the State of New York on January 14, 2014 (Incorporated by reference to Exhibit 3.1 of Corning’s Form 8-K filed on January 15, 2014).

4.4	Amended and Restated By-Laws of Corning Incorporated, effective as of December 7, 2015 (Incorporated by reference to Exhibit 3(ii) of Corning’s Form 8-K filed December 7, 2015).

5.1	Opinion of Counsel.*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney is contained on the signature page of this Registration Statement.

*	Filed Herewith

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on May 6, 2019.

CORNING INCORPORATED (Registrant)

By	/s/ R. Tony Tripeny
R. Tony Tripeny, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Tony Tripeny and Edward A. Schlesinger, each acting alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this Registration Statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on May 6, 2019.

Signature	Capacity

/s/ Wendell P. Weeks (Wendell P. Weeks)	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ R. Tony Tripeny (R. Tony Tripeny)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Edward A. Schlesinger (Edward A. Schlesinger)	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Donald W. Blair (Donald W. Blair)	Director

/s/ Leslie A. Brun (Leslie A. Brun)	Director

/s/ Stephanie A. Burns (Stephanie A. Burns)	Director

/s/ John A. Canning, Jr. (John A. Canning, Jr.)	Director

/s/ Richard T. Clark (Richard T. Clark)	Director

/s/ Robert F. Cummings, Jr. (Robert F. Cummings, Jr.)	Director

/s/ Deborah A. Henretta (Deborah A. Henretta)	Director

/s/ Daniel P. Huttenlocher (Daniel P. Huttenlocher)	Director

/s/ Kurt M. Landgraf (Kurt M. Landgraf)	Director

/s/ Kevin J. Martin (Kevin J. Martin)	Director

/s/ Deborah D. Rieman (Deborah D. Rieman)	Director

/s/ Hansel E. Tookes II (Hansel E. Tookes II)	Director

/s/ Mark S. Wrighton (Mark S. Wrighton)	Director